Exhibit 14a

Consent of Independent Registered Public Accounting Firm

Priority Income Fund, Inc.
New York, New York

We hereby consent to the use, in the Registration No. 333-229041, Pre-Effective Amendment No. 1 under the Securities Act of 1933 on Form N-14 for Priority Income Fund, Inc. (the “Registration Statement”), of our reports dated August 29, 2018 and August 29, 2017 relating to the June 30, 2018 and June 30, 2017 financial statements of Priority Income Fund, Inc. (the “Fund”), respectively, which is contained in such Registration Statement filed on March 22, 2019.

We also consent to the reference to our firm under the captions “Financial Highlights,” “Senior Securities,” and “Independent Registered Public Accounting Firm” in the Prospectus of such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
March 22, 2019